CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of November 20, 2013, is entered into by and between Arkados Group, Inc., a Delaware corporation (the “Company”), and Constellation Asset Advisors, Inc. a Nevada Corporation (the “Consultant”).

RECITALS

WHEREAS, Company is a publicly-held corporation with its common stock (the “Common Stock”) quoted on the OTC BB Market (more specifically, as of the date hereof, pink sheets) under the symbol “AKDS”; and

WHEREAS, Consultant is in the business of providing consulting services to publicly traded companies with respect to developing business plans, personnel planning, marketing, public relations, shareholder relations, among other things; and

WHEREAS, Consultant has foregone significant opportunities to accept this engagement and the Company and Consultant will derive substantial benefits from the relationship contemplated by this Agreement; and

WHEREAS, Company desires to engage the services of Consultant, and Consultant desires to accept such services.

NOW THEREFORE, in consideration of the foregoing and the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Term of Consultancy. The Company hereby engages the Consultant to provide the Consulting Services to the Company, and the Consultant agrees to perform the Consulting Services (as hereinafter defined) for the Term (as hereinafter defined). The term of this Agreement shall commence on the date of this Agreement and shall continue until the close of business on the day immediately preceding the first (1st) anniversary of this Agreement, unless earlier terminated in accordance with this Agreement (the “Term”).

2.     Engagement/Duties/Status of Consultant.

2.1.  Duties. The Consultant agrees that it will provide, through its officers and employees, the following specified consulting services (collectively, the “Consulting Services”), as may be requested by the Chief Executive Officer (“CEO”) of the Company from time to time (and wherein, any service requires the direction or approval of the Company such direction or approval shall come from the CEO of the Company), during the term specified in Section 1:

(a) Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

(b) Introduce the Company to the financial community;

Execution Version

(c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

(d) Assist and consult the Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

(e) Perform the functions generally assigned to stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); preparing press releases for the Company with the Company's involvement and approval of press releases, reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such releases, reports and communications; and, at the Company’s request and subject to the Company’s securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

(f) Upon the Company's direction and approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

(g) Upon the Company's approval, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

(h) At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and,

(i) Otherwise perform as the Company's consultant for public relations and relations with financial professionals.

2.2  Consultant hereby promises to perform and discharge faithfully the Consulting Services and such other responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of the Consulting Services provided such activities are in compliance with applicable securities laws and regulations. The Company and Consultant acknowledge and agree that Consultant's satisfactory performance of the Consulting Services and its other duties hereunder shall not be measured by the price of the Common Stock, or the trading volume of the Common Stock at any time throughout the Term;

2.2. Although no specific hours-per-day requirement will be required, throughout the Term, the Consultant shall devote sufficient time to satisfactorily provide the Consulting Services to the Company in a diligent, thorough and professional manner.

Execution Version

2.3.  Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor Consultant possesses any authority to bind the other in any manner without the express written consent of the other to be so bound.

2.4.  The Company has entered into this Agreement with Consultant and not any individual member or employee of Consultant, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

3.    Compensation. As full and complete compensation for providing the Consulting Services, the Consultant shall receive the following compensation.

3.1  Cash payment. Upon execution of the Agreement by both parties, a payment to Consultant in the amount of nine thousand dollars ($9,000.00). Wire instructions will be provided under separate cover.

3.2. Compensation Shares and Warrants. Within ninety (90) days of execution of this Agreement by both parties, the Company shall issue Consultant (i) three million (3,000,000) shares of common stock of the Company (the “Compensation Shares”) and warrants described below in the form attached hereto as Exhibit “A” (the “Warrants’).

a.	One million (1,000,000) shares of common stock of the Company at an exercise price of $0.10 per share;

b.	One million (1,000,000) shares of common stock of the Company at an exercise price of $0.15 per share; and

c.	One million (1,000,000) shares of common stock of the Company at an exercise price of $0.20 per share.

In the event that the Company terminates this Agreement within ninety (90) days from the Effective Date, for any reason, the Company shall not be obligated to issue the above referenced Warrants to Consultant.

3.3  The Compensation Shares are being issued by the Company to Consultant as compensation for Consultant’s performance hereunder and therefore shall be nonrefundable, non-apportionable, and non-ratable. The Company acknowledges that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first ninety days (90) of the effectiveness of this Agreement and that Compensation Shares are not a prepayment for future services of Consultant.

Execution Version

3.4  The Compensation Shares (and any further shares issuable upon exercise of the Warrants) pursuant to this Agreement shall be issued in the name of “Constellation Asset Advisors, Inc.” (Tax ID # 27-4601233).

3.5.  In the event the Company is acquired in whole or in part, or all or substantially all of the Company’s assets are merged into or with another entity during the Term, Consultant shall not have any obligation to redeem all or any portion of the Compensation Shares or the Warrants.

3.6.  The Company hereby warrants that the Compensation Shares and the shares issuable upon exercise of the Warrants, shall be validly issued, fully paid and non-assessable and that the issuance to Consultant has been duly authorized by the Company’s board of directors.

3.7.  Consultant acknowledges that neither the Compensation Shares, the Warrants, nor any shares issuable upon exercise of the Warrants will not been registered under the Securities Act of 1933, and accordingly are “restricted securities” within the meaning of Rule 144 of the Act. As such, the Compensation Shares (and shares issuable upon exercise of the Warrants) shall not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.

3.8.  Consultant represents and warrants to the Company, that:

(a)  Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Compensation Shares, the Warrants and shares issuable upon exercise of the Warrants, and any additional information which the Consultant has requested.

(b)  Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments that involve the risk of loss of investment. Consultant acknowledges that an investment in the Compensation Shares, the Warrants, as well as shares issuable upon exercise of the Warrants, is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Compensation Shares, the Warrants, and any shares issuable upon exercise of the Warrants. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

(c)  Consultant is receiving the Compensation Shares and the Warrants for the Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

Execution Version

4. Acquisition “Finder's Fee”.

4.1. Consultant may, from time to time, introduce Company, or its affiliates or nominees, to an acquisition candidate either directly or indirectly through another intermediary not already having a preexisting relationship (as identified to Consultant by Company) with the Company that Company, or its nominee or affiliate, ultimately acquires or causes the completion of such acquisition. In the event that such acquisition is completed, Company shall pay Consultant a “finder's fee” in the amount of 7% of total gross consideration provided by such acquisition, such fee to be payable in cash (the “Acquisition Finder’s Fee”) within seven (7) business days of the completion of such transaction. The Acquisition Finder’s Fee shall be paid in addition to any fees or other compensation payable by Company to any other intermediary.

4.2 The Company acknowledges and agrees that Consultant is not, and does not, hold itself out be a Broker/Dealer, but is rather acting as a “finder” assisting the Company in procuring acquisition candidates.

4.3 Any obligation to pay a “Finder’s Fee” hereunder shall survive the merging, acquisition, or other change in the form of entity of the Company and to the extent it remains unfulfilled shall be assigned and transferred to any successor to the Company.

4.4 The Company, and not Consultant, is responsible to perform any and all due diligence on any such acquisition candidate introduced to it by Consultant under this Agreement prior to Company closing on any acquisition. Consultant hereby covenants and agrees that it shall not introduce to the Company any parties about which Consultant has any prior knowledge of questionable, unethical or illicit activities.

4.5 Consultant shall notify Company, in writing, of any presentations it makes for potential acquisitions on behalf of the Company within three (3) days of such presentation. If Company has a pre-existing relationship with such acquisition identified by Consultant, then Company shall notify Consultant, in writing, of such pre-existing relationship within twenty-four (24) hours of the Company’s receipt of Consultant’s facsimile or email to Company.

5.  Non-Competition; Confidential Information; Public Statements.

5.1 Non-Competition/Non-Solicitation. The Consultant and the Company recognize that due to the Consultant's engagement hereunder and the relationship of the Consultant to the Company, the Consultant will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the assets, business and operations of the Company and its affiliates, including, without limiting the generality of the foregoing, formulations, and other information with respect to, among other things, the Company's present and prospective techniques, systems, customers, accounts, sales and marketing methods. The Consultant acknowledges that such information has been and will continue to be of central importance to the business of the Company and that disclosure of it to, or its use by, others could cause substantial loss to the Company. The Consultant and the Company also recognize that an important part of the Consultant's duties may be to develop goodwill for the Company through personal contact with customers, agents and others having business relationships with the Company. The Consultant accordingly agrees that, at all times during the Term and for two (2) years after expiration or earlier termination of his employment, the Consultant shall not, in any capacity whatsoever, whether directly or indirectly, on its own behalf, or on behalf of any other person, firm, partnership, corporation, limited liability company, association or other entity (collectively, "Person"):

Execution Version

(a)  own, manage, invest, participate, engage or become employed in any activity which comprises or is similar to the business of the Company, including, but not limited to, any business which constitutes a “software and hardware design and development company involved in machine to machine communications,” anywhere in the State of New Jersey, the State of California or such other States in which the Company is conducting business as of the date of such termination;

(b)  suggest to, induce or persuade any vendor or customer of the Company to discontinue doing business, with, or to change the terms or conditions of such relationship with the Company or otherwise disparage, disrupt or disturb the relationship of the Company with such vendor or customer;

(c)  suggest to, induce or persuade any vendor or customer of the Company to do business with any other Person which conducts a business competitive with the Business;

(d)  suggest to, induce, solicit or persuade any employee or consultant of the Company to leave the employ or engagement of the Company, whether or not such inducement involves the Consultant directly or indirectly hiring or engaging or attempting to hire or engage such employee or consultant of the Company at the time of such solicitation, whether on its own behalf or on behalf of any other Person, whether or not the Consultant has a direct or indirect remunerative or other interest, as a proprietor, partner, coventurer, creditor, stockholder, director, officer, employee, agent, representative or otherwise in such Person;

5.2.  Confidential Information.

(a)  At all times during the Term and at all times following termination thereof, the Consultant shall keep confidential and not disclose, directly or indirectly, and shall not use for the benefit of itself or any other Person in connection with and furtherance of the business and the affairs of the Company, any Confidential Information relating to any aspect of the business of the Company which is now known or which may become known to Consultant. For purposes of this Agreement, "Confidential Information" includes any trade secrets or confidential or intellectual property or proprietary information whether in written, oral or other form which is unique, confidential or proprietary to the Company, its affiliates, customers or other persons who disclose such information to the Company in confidence.

(b) The Company's failure to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder.

(c)  The Consultant acknowledges that all Confidential Information is the property of the Company, its affiliates, customers or other persons who disclose such information to the Company in confidence, and upon expiration of the Term or earlier termination of this Agreement or earlier at the request of the Company, the Consultant shall deliver to the Company all records, notes, reference items, sketches, drawings, memoranda, records, and other documents or materials, and all copies thereof (including but not limited to such items stored by computer memory or other media) which relate to or in any way incorporate the Confidential Information which are in the Consultant's possession or under his control.

Execution Version

(d)  The Consultant agrees that should third parties request to submit Confidential Information to them pursuant to subpoena, summons, search warrant or governmental order, the Consultant will notify the Company immediately upon receipt of such request, and thereafter deliver written notice of the request to the Company no later than one business day after receipt. If the Company objects to the release of the Confidential Information, the Consultant will permit counsel chosen by the Company to represent the Consultant in order to resist release of the Confidential Information. The Company will pay the Consultant for any expenses incurred in connection with resisting the release of the Confidential Information.

5.3 Ownership of Developed Information.

(a)  The Consultant covenants and agrees that all right, title and interest in any Developed Information, as defined below, shall be and remain the exclusive property of the Company. The Consultant agrees to make prompt and complete disclosure from time to time to the Company of all Developed Information. The Consultant agrees to immediately disclose to the Company all Developed Information, and to assign to the Company any right, title and interest which he may have in the Developed Information. The Consultant agrees to execute any instruments and to do all things reasonably requested by the Company, both during and after the Term, to vest the Company with all ownership rights in the Developed Information. If any Developed Information can be protected by federal copyright registration, patent registration or trademark registration shall be owned solely, completely and exclusively by the Company, and any rights the Consultant may have in any such Developed Information shall be deemed to be irrevocably assigned and transferred completely and exclusively to the Company by the Consultant.

(b)  For purposes of this Agreement, "Developed Information" shall mean all trade secrets, confidential or other proprietary information conceived, developed, designed, devised or otherwise created, modified or improved by the Consultant or with respect to which Consultant receives or receives access to, in whole or in part, in connection with the performance of the Consulting Services for the Company, its customers or other persons who disclose such information to the Company in confidence hereunder during the Term or resulting from the Consultant's use of or access to the Company's facilities or resources, including its Confidential Information. The "Developed Information" shall also include, without limitation, the following materials and information, whether or not reduced to writing, whether now or hereafter existing, whether or not patentable or protectable by copyright or trademark:

(i)   Marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, information processes, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the business of the Company and/or the manner in which the Company does business;

Execution Version

(ii)  Discoveries, concepts, and ideas, including without limitation, processes, formulas, techniques, know how, designs, drawings, and specifications relating to the business of the Company and/or the manner in which the Company does business;

(iii)   Formulations for any products of the Company, including, but not limited to, software, databases, technology infrastructures and similar information;

(iv)  Any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and

(v)   All ideas which are derived from or related to the Consultant's access to or knowledge of any of the materials or information described in this Section 3(b)(ii).

5.4.   Acknowledgment. The Consultant acknowledges that Consultant has carefully read and reviewed the restrictions set forth in this Section 5, and having done so Consultant agrees that those restrictions, including but not limited to the time period and geographical areas of restriction, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company.

5.5   Invalidity, Etc. If any covenant, provision, or agreement contained in any part of this Section 5 is found by a court having jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, the covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, geographical scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant or agreement reasonable and such covenant or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The Consultant agrees that if a court having jurisdiction determines, despite the express intent of the Consultant, that any portion of the restrictive covenants contained in this Section 5 are not enforceable, the remaining provisions shall be valid and enforceable.

5.6   Equitable Relief. The Consultant recognizes and acknowledges that if Consultant breaches the provisions of this Section 5, damages to the Company may be difficult if not impossible to ascertain, and because of the immediate and irreparable damage and loss that may be caused to the Company for which it would have no adequate remedy, it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall be entitled to have an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Consultant hereby waives any and all defenses Consultant may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the applicability or exercise of any other rights and remedies at law or in equity which the Company may have.

Execution Version

5.7.   Accounting for Profits. The Consultant covenants and agrees that if Consultant violates any covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensations, royalties, commissions, remuneration or benefits which directly or indirectly shall have been realized or may be realized relating to, growing out of or in connection with any such violations; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement.

5.8.  Public Statements. The Consultant and the Company recognize that, due to the relationship of the Consultant and the Company and such relationship's susceptibility to public comment which may be injurious to the Consultant or the Company, or both, it is necessary for the protection of both parties that neither party make any disparaging public statements with respect to each other concerning the terms of this Agreement and the arrangements made pursuant hereto. The Consultant and the Company accordingly agree that neither the Consultant nor the Company will make any disparaging public statements with respect to each other or concerning the terms of this Agreement and the arrangements made pursuant hereto at any time following the termination of this Agreement without the prior written approval of the other party.

6.  Non-Assignability of Services. The right to receive the Consulting Services shall not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation payable to Consultant hereunder shall remain due and payable by Company until paid in full, and any compensation received by the Consultant hereunder shall be retained by Consultant without any reduction or pro-rating, and the Compensation Shares shall be and shall remain fully paid and non-assessable. Notwithstanding the foregoing, in the event of any merger, acquisition, or similar change of form of entity, any successor of the Company shall perform all of the Company’s obligations hereunder, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein.

7.  Expenses. Consultant shall be responsible for all the expenses in incurs in connection with the performance of its obligations hereunder, other than extraordinary expenses as approved by the Company in its sole discretion prior to Consultant incurring such extraordinary expenses.

8.  Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company shall protect, indemnify and hold Consultant harmless against any and all claims or litigation including any damages, liability, cost and reasonable attorneys’ fees incurred in connection therewith resulting from Consultant's communication or dissemination of any said information, documents or materials provided by the Company; provided, however that the Company shall not indemnify Consultant for any claims or litigation arising from or in connection with Consultant's communication, use or dissemination of any information not provided, approved or authorized by the Company.

Execution Version

9.    Representations.

9.1.  Consultant represents that: (a) Consultant is not required to maintain any licenses and registrations under any federal or state regulations in order to perform any of its obligations hereunder; (b) the performance of Consultant’s obligations hereunder will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant; (c) Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws; and (d) Consultant is not a securities Broker Dealer or a registered investment advisor.

9.2.  Company represents that, to the best of its knowledge: (a) Company has not violated any rule or provision of any regulatory agency having jurisdiction over the Company; and (b) Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

10.   Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

11.   Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.   Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

13.   Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:	Arkados Group, Inc.
Terrence DeFranco, CEO
211 Warren Street
Suite 320
Newark, New Jersey 07103

With a copy to:	Kenneth R. Vennera, Esq., General Counsel

To the Consultant:	Constellation Asset Advisors, Inc.
Administrative Office
P.O. Box 5557
Incline Village, NV 89450
Attn: Jens Dalsgaard, President

Execution Version

Either party may change the foregoing address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

14.   Choice of Law, Jurisdiction and Venue. This Agreement has been executed and shall be performed in the State of New Jersey. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of laws principles thereof. The parties hereto hereby irrevocably consent to personal and subject matter jurisdiction of any court of competent jurisdiction within the State of New Jersey.

15.   Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein.

16.   Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may be changed only by an agreement in writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above

COMPANY:

ARKADOS GROUP, INC.

/s/ Terrence DeFranco
Terrence DeFranco, CEO
11/20/2013

CONSULTANT:

CONSTELLATION ASSET ADVISORS, INC.

/s/ Jens Dalsgaard
Jens Dalsgaard, President
11/20/2013

Execution Version